EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 27, 2011

PAYCHEX, INC. REPORTS FIRST QUARTER RESULTS

September 27, 2011

FIRST QUARTER FISCAL 2012 HIGHLIGHTS

•	Payroll service revenue increased 6% to $382.3 million.
•	Human Resource Services revenue increased 17% to $169.7 million.
•	Operating income increased 14% to $229.7 million, while interest on funds held for clients decreased 9% to $11.1 million.
•	Operating income, net of certain items, increased 16% to $218.6 million.
•	Net income increased 13% to $148.9 million and diluted earnings per share increased 14% to $0.41 per share.

ROCHESTER, NY, September 27, 2011 — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $563.1 million for the three months ended August 31, 2011 (the “first quarter”), an increase of 9% from $518.3 million for the same period last year. Net income increased 13% to $148.9 million and diluted earnings per share increased 14% to $0.41 per share. Contributing to the financial results for the first quarter is the inclusion of SurePayroll, Inc. (“SurePayroll”) and ePlan Services, Inc. (“ePlan”), which were acquired in the second half of the fiscal year ended May 31, 2011 (“fiscal 2011”).

Martin Mucci, President and Chief Executive Officer, commented, “We are pleased with our results for the first quarter. We continue to see positive trends in our checks per client. We remain cautiously optimistic about the remainder of the year, despite a lack of robust new business formation, which continues to impact the selling environment.”

Payroll service revenue increased 6% to $382.3 million for the first quarter compared to the same period last year. Organic growth in payroll service revenue, excluding SurePayroll, was 4% for the first quarter. This growth was due to increases in both checks per client and revenue per check. Checks per client increased 2.0% for the first quarter compared to the same period last year. Revenue per check was positively impacted by price increases and lower discounting within our overall client base.

Human Resource Services revenue increased 17% to $169.7 million for the first quarter compared to the same period last year. This growth was generated from the following:

As of: $ in billions	August 31, 2011	Change	August 31, 2010	Change (1)
Paychex HR Solutions client employees served (2)	587,000	12%	525,000	13%
Paychex HR Solutions clients (2)	22,000	9%	20,000	8%
Insurance services clients (3)	102,000	8%	94,000	7%
Health and benefits services applicants	105,000	22%	86,000	35%
Retirement services clients(4)	57,000	12%	51,000	4%
Asset value of retirement services client employees’ funds (4)	$14.7	28%	$11.5	20%

(1)	Percent change compared to balances as of August 31, 2009.
(2)	The August 31, 2011 balances include Paychex HR Essentials, which was first included during the second quarter of fiscal 2011.
(3)	Includes workers’ compensation insurance services clients and health and benefits services clients.
(4)

The August 31, 2011 balances include ePlan, which was acquired in May 2011. Excluding ePlan clients, retirement services clients would have increased 4% and the asset value of retirement services client employees’ funds would have increased 19% for the first quarter.

Excluding ePlan, Human Resource Services revenue growth for the first quarter would have been 14%, reflecting client growth and price increases. The following factors contributed to this growth:

•

Paychex HR Solutions revenue was positively impacted by growth in both clients and client employees, including the impact of our HR Essentials product offering, which was first included during the second quarter of fiscal 2011.

•

Insurance services revenue has been positively impacted by continuing growth in health and benefits services revenue and advances in both clients and premiums in workers’ compensation insurance services. Health and benefits services revenue increased 24% to $12.0 million for the first quarter, driven by the 22% increase in the number of applicants.

•

Retirement services revenue benefitted from a 19% increase in the asset value of retirement services client employees’ funds (excluding ePlan), slightly offset by the impact from a shift in the mix of assets within these funds to investments earning lower fees from external fund managers.

•	PEO net service revenue exhibits greater variability between quarters due to fluctuations in workers’ compensation claims.

Total expenses increased 5% to $333.4 million for the first quarter compared to the same period last year. This was largely attributable to the inclusion of SurePayroll and ePlan in the first quarter. In addition, continued investment in product development and supporting technology contributed to the increase in total expenses for the first quarter compared to the same period last year. We continue to closely manage personnel costs and expenses as reflected in the increase in operating income, net of certain items, as a percent of total service revenue.

For the first quarter, our operating income was $229.7 million, an increase of 14% from the same period last year. Operating income, net of certain items (see Note 1 on page 3 for further description of this Non-GAAP measure) increased 16% to $218.6 million for the first quarter compared to $188.7 million for the same period last year.

	For the three months ended August 31,
$ in millions	2011	2010	Change
Operating income	$229.7	$200.8	14%
Excluding interest on funds held for clients	(11.1)	(12.1)	(9%)

Operating income, net of certain items	$218.6	$188.7	16%

Operating income, net of certain items, as a percent of total service revenue	39.6%	37.3%

Interest on funds held for clients decreased 9% to $11.1 million for the first quarter due to lower average interest rates earned, offset by a 10% increase in average investment balances. The decrease in average interest rates earned resulted from continuing difficult market conditions that produce low interest rates on high credit quality financial securities. The increase in average investment balances was primarily due to the addition of SurePayroll client funds, wage inflation, an increase in state unemployment insurance rates for the 2011 calendar year, and the increase in checks per client. Investment income, net, increased 2% to $1.5 million for the first quarter.

Average investment balances and interest rates are summarized below:

	For the three months ended August 31,
$ in millions	2011	2010	Change
Average investment balances:
Funds held for clients	$3,258.4	$2,949.1	10%
Corporate investments	$646.9	$665.7	(3%)
Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.4%	1.6%
Corporate investments	0.9%	0.9%
Net realized gains:
Funds held for clients	$0.1	$0.1
Corporate investments	$—	$—

Our investment strategy focuses on optimizing liquidity and protecting principal. Yields on high quality instruments remain low, negatively impacting our income earned on funds held for clients and corporate investments. We invest primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings, with more than 95% of our portfolio rated AA or better. We limit the amounts that can be invested in any single issuer. We invest predominantly in municipal bonds – general obligation bonds; pre-refunded bonds, which are secured by a United States (“U.S.”) government escrow; and essential services revenue bonds. All the investments we held as of August 31, 2011 were traded in active markets. During the first quarter, our primary short-term investment vehicle has been FDIC-insured deposit accounts instead of the U.S. agency discount securities and variable rate demand notes previously utilized.

The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $69.7 million as of August 31, 2011, compared with a net unrealized gain of $59.3 million as of May 31, 2011. During the first quarter, the net unrealized gain on our investment portfolios ranged from $55.7 million to $72.5 million. The net unrealized gain on our investment portfolios was approximately $68.6 million as of September 22, 2011.

OUTLOOK

Our outlook for the fiscal year ending May 31, 2012 (“fiscal 2012”) is based upon current market, economic, and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. Although our first quarter results were encouraging, we expect fiscal 2012 results to be consistent with the expectations we had when we issued our guidance in June 2011. Our expectations are that checks per client will moderate through fiscal 2012, impacting quarterly comparisons for both payroll revenue and Human Resource Services revenue. We do not expect the favorability in expenses realized in the first quarter to continue throughout fiscal 2012, as we continue planned investments in our business. Our reaffirmed guidance is as follows:

	Low		High
Payroll service revenue	5%	—	7%
Human Resource Services revenue	12%	—	15%
Total service revenue	7%	—	9%
Interest on funds held for clients	(14%)	—	(12%)
Investment income, net	—	—	2%
Net income	5%	—	7%

Operating income, net of certain items, as a percentage of total service revenue is expected to approximate 36% for fiscal 2012. The effective income tax rate for fiscal 2012 is expected to approximate the first quarter tax rate.

Interest on funds held for clients and investment income for fiscal 2012 are expected to be impacted by the continuing low interest rate environment. As investments in our long-term portfolio mature, the proceeds are being reinvested at lower average interest rates. Investment income is expected to benefit from ongoing investment of cash generated from operations, though at a lower growth rate as a result of cash outlays in fiscal 2011 for business acquisitions. Combined interest on funds held for clients and investment income, net, are expected to decrease approximately 10% for fiscal 2012.

Note 1: In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

QUARTERLY REPORT ON FORM 10-Q

Our Quarterly Report on Form 10-Q (“Form 10-Q”) is normally filed by the close of business on the same day as this press release is issued, and is available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

CONFERENCE CALL

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for September 28, 2011 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX

Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 564,000 payroll clients nationwide as of May 31, 2011. For more information about Paychex, Inc. and our products, visit www.paychex.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our periodic filings with the SEC:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•

changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•

changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;

•	the possibility of a security breach that exposes client confidential data;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a security breach or catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.

Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended August 31,
	2011	2010	Change
Revenue:
Payroll service revenue	$382.3	$360.7	6%
Human Resource Services revenue	169.7	145.5	17%

Total service revenue	552.0	506.2	9%
Interest on funds held for clients (1)	11.1	12.1	(9%)

Total revenue	563.1	518.3	9%

Expenses:
Operating expenses	167.0	160.2	4%
Selling, general and administrative expenses	166.4	157.3	6%

Total expenses	333.4	317.5	5%

Operating income	229.7	200.8	14%

Investment income, net (1)	1.5	1.4	2%

Income before income taxes	231.2	202.2	14%

Income taxes	82.3	70.3	17%

Net income	$148.9	$131.9	13%

Basic earnings per share	$0.41	$0.36	14%

Diluted earnings per share	$0.41	$0.36	14%

Weighted-average common shares outstanding	362.2	361.6

Weighted-average common shares outstanding, assuming dilution	362.8	362.0

Cash dividends per common share	$0.31	$0.31	—

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amount)

	August 31, 2011	May 31, 2011
ASSETS
Cash and cash equivalents	$113.1	$119.0
Corporate investments	372.0	345.0
Interest receivable	22.1	29.4
Accounts receivable, net of allowance for doubtful accounts	197.9	161.1
Deferred income taxes	—	5.9
Prepaid income taxes	—	1.4
Prepaid expenses and other current assets	33.1	29.4

Current assets before funds held for clients	738.2	691.2
Funds held for clients	3,095.2	3,566.7

Total current assets	3,833.4	4,257.9
Long-term corporate investments	232.9	207.3
Property and equipment, net of accumulated depreciation	310.5	308.7
Intangible assets, net of accumulated amortization	71.3	77.2
Goodwill	513.6	513.7
Deferred income taxes	25.9	25.4
Other long-term assets	3.9	3.6

Total assets	$4,991.5	$5,393.8

LIABILITIES
Accounts payable	$38.5	$45.4
Accrued compensation and related items	146.1	172.5
Deferred revenue	2.7	3.0
Accrued income taxes	57.8	—
Deferred income taxes	18.9	14.9
Other current liabilities	39.0	38.6

Current liabilities before client fund obligations	303.0	274.4
Client fund obligations	3,034.1	3,513.9

Total current liabilities	3,337.1	3,788.3
Accrued income taxes	34.5	34.1
Deferred income taxes	31.7	23.1
Other long-term liabilities	48.9	52.1

Total liabilities	3,452.2	3,897.6

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 362.4 shares as of August 31, 2011 and 362.1 shares as of May 31, 2011, respectively.	3.6	3.6
Additional paid-in capital	540.0	535.6
Retained earnings	951.5	919.5
Accumulated other comprehensive income	44.2	37.5

Total stockholders’ equity	1,539.3	1,496.2

Total liabilities and stockholders’ equity	$4,991.5	$5,393.8

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the three months ended August 31,
	2011	2010
OPERATING ACTIVITIES
Net income	$148.9	$131.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	24.2	20.9
Amortization of premiums and discounts on available-for-sale securities	10.3	9.4
Stock-based compensation costs	6.6	7.1
Provision for deferred income taxes	10.8	3.6
Provision for allowance for doubtful accounts	0.2	0.2
Net realized gains on sales of available-for-sale securities	(0.1)	(0.1)
Changes in operating assets and liabilities:
Interest receivable	7.3	5.9
Accounts receivable	(37.0)	(22.2)
Prepaid expenses and other current assets	(2.2)	3.9
Accounts payable and other current liabilities	21.2	33.8
Net change in other assets and liabilities	(3.0)	(0.1)

Net cash provided by operating activities	187.2	194.3

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(1,653.5)	(1,958.4)
Proceeds from sales and maturities of available-for-sale securities	2,095.9	1,549.8
Net change in funds held for clients’ money market securities and other cash equivalents	(23.4)	598.3
Purchases of property and equipment	(20.2)	(16.6)
Purchases of other assets	(0.8)	(0.6)

Net cash provided by investing activities	398.0	172.5

FINANCING ACTIVITIES
Net change in client fund obligations	(479.7)	(266.4)
Dividends paid	(112.4)	(112.0)
Proceeds from and excess tax benefit related to stock-based awards	1.0	0.2

Net cash used in financing activities	(591.1)	(378.2)

Decrease in cash and cash equivalents	(5.9)	(11.4)
Cash and cash equivalents, beginning of period	119.0	284.3

Cash and cash equivalents, end of period	$113.1	$272.9